EXHIBIT 4(j)


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102


                    GUARANTEED MINIMUM PAYMENTS BENEFIT RIDER

This Rider is made part of your Annuity. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control.

The Effective Date of the Rider: The Effective Date of this Rider is shown in the Schedule Supplement.

Benefit: This Rider provides two optional ways for you to receive guaranteed minimum payments over time. An initial protected value ("Protected Value") described below upon which such payments to you are based is not set until the date of your first withdrawal. Delaying the date of the first withdrawal may increase the initial Protected Value. Payments are available as an income option ("Income Option") and a withdrawal option ("Withdrawal Option"). Both options continue simultaneously until and unless one of the options terminates as described below in Termination of Benefits. Before your Account Value is depleted, payments to you are withdrawals. If your Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee Payments").

The Income Option: The Income Option guarantees that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take, as one or multiple withdrawals, an income amount ("Annual Income Amount ") while this option continues. All or any portion of a withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered excess income ("Excess Income"). Excess Income will reduce the Annual Income Amount in subsequent Annuity Years, as described below.

The Withdrawal Option: The Withdrawal Option guarantees that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take a withdrawal amount that will be treated as receipt of a portion of the Protected Value while this option continues. This portion, whether taken as one or multiple withdrawals, is called the annual withdrawal amount ("Annual Withdrawal Amount"). Total withdrawals in an Annuity Year that do not exceed the Annual Withdrawal Amount will:

     (1)  reduce the Protected Value by the amount of the withdrawal; and
     (2)  will not change the Annual Withdrawal Amount in subsequent Annuity
          Years.

All or any portion of a withdrawal that exceeds the remaining Annual Withdrawal Amount for that Annuity Year is considered an excess withdrawal ("Excess Withdrawal"). Excess Withdrawals will reduce the Protected Value and the Annual Withdrawal Amount as described below.

Withdrawals: Withdrawals, for the purposes of this Rider, include any applicable contingent deferred sales charge or other charges applicable upon a withdrawal.

If your Account Value is depleted and any remaining benefit is still due under one of this Rider's options, we make one or more Guarantee Payments from our general account, as described below in the Guarantee Payments section.

Initial Values: The initial Protected Value, initial Annual Withdrawal Amount and initial Annual Income Amount are set as of the date of the first withdrawal from your Annuity.

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The initial Protected Value is the highest of the following values:

     (1) the Account Value on the date of the first withdrawal, prior to such first withdrawal;

     (2) the roll-up value ("Roll-Up Value") on the date of such first withdrawal. The Roll-Up Value equals (a) plus (b), where:

          (a) is your Account Value on the Effective Date of the Rider increasing daily at the Roll-Up Rate shown in the Schedule Supplement until the earlier of the date we stop increasing the Roll-Up Value, as shown in the Schedule Supplement, and the date of such first withdrawal; and

          (b) each adjusted Purchase Payment ("Adjusted Purchase Payment") received after the Effective Date of the Rider and before such first withdrawal, increasing daily at the Roll-Up Rate from the date each Purchase Payment is received at our Office to the earlier of the date we stop increasing the Roll-Up Value and the date of such first withdrawal. Adjusted Purchase Payments are Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase Payments and decreased by any charges deducted from such Purchase Payments; and

     (3) the ratchet value ("Ratchet Value") on the date of such first withdrawal. The Ratchet Value is the highest measured Account Value ("Measured Account Value") on any of the Ratchet Value Measuring Dates shown in the Schedule Supplement. The Measured Account Value is the Account Value on a Ratchet Value Measuring Date plus any Adjusted Purchase Payments received at our Office after that Ratchet Value Measuring Date to the date of such first withdrawal.

The initial Annual Income Amount is determined by applying the Annual Income Percentage shown in the Schedule Supplement to the initial Protected Value.

The initial Annual Withdrawal Amount equals the Annual Withdrawal Percentage shown in the Schedule Supplement applied to the initial Protected Value.

Subsequent Values: As described below, the Annual Income Amount, the Protected Value and Annual Withdrawal Amount are subject to change as a result of withdrawals, any required minimum distributions, additional Purchase Payments, and step-ups.

Impact of Withdrawals: Withdrawals reduce the Protected Value until it is depleted. Withdrawals simultaneously reduce the remaining Annual Income Amount and the Annual Withdrawal Amount available during an Annuity Year.

Effect of Withdrawals on Annual Income Amounts: Withdrawals in an Annuity Year that in total do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years. Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount reduces the Annual Income Amount proportionately. That proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day).

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Effect of Withdrawals on Annual Withdrawal Amounts: Withdrawals in an Annuity
Year that in total do not exceed the Annual Withdrawal Amount for that Annuity Year do not reduce the Annual Withdrawal Amount in subsequent Annuity Years. Each Excess Withdrawal that occurs once you have withdrawn that Annuity Year's Annual Withdrawal Amount reduces the Annual Withdrawal Amount proportionately. That proportional reduction is calculated by multiplying the Annual Withdrawal Amount by the ratio of the Excess Withdrawal to the Account Value immediately subsequent to the withdrawal of any Annual Withdrawal Amount and prior to the withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day).

Effect of Withdrawals on Protected Value: Withdrawals in an Annuity Year of the Annual Income Amount plus any Excess Income that in total do not exceed the then current Annual Withdrawal Amount reduce any remaining Protected Value by the amount of those withdrawals until the Protected Value is depleted. Each Excess Withdrawal that occurs once you have withdrawn that Annuity Year's Annual Withdrawal Amount reduces the Protected Value until it is depleted by the greater of:

     (1) a proportional reduction calculated by multiplying the Protected Value by the ratio of the Excess Withdrawal to the Account Value immediately subsequent to the withdrawal of the Annual Withdrawal Amount and prior to such withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day); and

     (2)  the amount of the Excess Withdrawal.

Withdrawal Flexibility: Withdrawals are not required. However, the Annual Income Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Annual Income Amount. Similarly, the Annual Withdrawal Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the Annual Withdrawal Amount.

Required Minimum Distributions: Either or both of the Annual Income Amount and the Annual Withdrawal Amount will be increased for any Annuity Year to the extent necessary in that Annuity Year to meet any required minimum distribution requirement pursuant to the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. This increase applies only in relation to the required minimum distribution based on the value of your Annuity.

Additional Purchase Payments after your First Withdrawal: Before your Account Value is depleted, you may make additional Purchase Payments. The increase to the Annual Income Amount resulting from each Purchase Payment equals the Annual Income Percentage applied to the Adjusted Purchase Payment. The increase to the Protected Value resulting from each Purchase Payment equals the Adjusted Purchase Payment. The increase to the Annual Withdrawal Amount resulting from each Purchase Payment equals the Annual Withdrawal Percentage applied to the Adjusted Purchase Payment.

Purchase Payment(s) Limitation: We may limit any subsequent Purchase Payment(s) if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and withdrawals, the Annual Income Amount and Annual Withdrawal Amount are being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to artificially increase the Annual Income Amount and Annual Withdrawal Amount is the relative size of subsequent Purchase Payment(s). We reserve the right to not accept subsequent Purchase Payments for new business purposes. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

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Step-Ups: A step-up will increase the Protected Value to equal the current
Account Value if it then exceeds the current Protected Value. A step-up also may increase the Annual Income Amount and the Annual Withdrawal Amount, as described below. Your first request for a step-up may be made at any time after your first withdrawal and the step-up waiting period shown in the Schedule Supplement. Once a step-up occurs, a new step-up waiting period applies, and you may again step up at any time after such a subsequent waiting period expires. As described below, a step-up may affect the charge for this Rider. You must submit your request to step up in Good Order.

Upon your request, the Annual Income Amount steps up to equal the Account Value multiplied by the Annual Income Percentage if the result then exceeds the current Annual Income Amount. The Annual Withdrawal Amount steps up to equal the Account Value multiplied by the Annual Withdrawal Percentage if the result then exceeds the current Annual Withdrawal Amount.

Guarantee Payments: Once your Account Value is depleted, we subsequently make one or more Guarantee Payments if there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Value. The only provisions of your Annuity that subsequently remain in effect are those that relate to such Guarantee Payments. In the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted.

However, in the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, equals the Annual Withdrawal Amount as of the beginning of that Annuity Year less all withdrawals in that Annuity Year if:

     (1) the Annual Income Amount is reduced by the impact of Excess Income to zero as of the date your Account Value is depleted; or

     (2) you elect to receive Guarantee Payments until the Protected Value is depleted based on the Annual Withdrawal Amount as of the date the Account Value is depleted. You must make such an election by submitting a request to our Office in a form acceptable to us before we send you any Guarantee Payment.

If you have made such an election or the Annual Income Amount due in subsequent Annuity Years is zero as of the date your Account Value is depleted, the Guarantee Payment in any subsequent Annuity Year is the Annual Withdrawal Amount in effect when the Account Value is depleted or any remaining Protected Value if less.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment shown in the Schedule Supplement. If Guarantee Payments are based on the Annual Income Amount, we commute the Guarantee Payments based on the greater of the then currently available annuity factors or the then currently available annuity factors of your Annuity for a fixed, single life annuity. If Guarantee Payments are based on the Annual Withdrawal Amount, we pay you the remaining Protected Value.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee Payments we may make.

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Annuity Payments: If annuity payments are to begin under the terms of your
Annuity, you can elect to either:

     (1) apply your Account Value to any annuity option available in the Annuity Payments section of your Annuity; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

     (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Value is depleted.

We must receive your request in Good Order at our Office. If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The annual guaranteed annuity rates for a single life fixed annuity with a five-year period certain are shown in the Annuity Payment Table in the Schedule Supplement. The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2)  the Account Value.

If no withdrawal was ever taken, we will determine a Protected Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date annuity payments are to begin.

Minimum Surrender Value: Any provision in your Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any withdrawal is waived while this Rider is in effect.

Investment Limitations: As part of the consideration for the benefit provided by this Rider, we may limit the investment options in which you may allocate Account Value, require that you invest in only certain investment options or require that you maintain all or a portion of your Account Value in accordance with an asset allocation model. At any time until this Rider is terminated, these requirements may be implemented, suspended or changed. This includes changing prohibited investment options, changing required investment options or changing the required limitation between one type of investment limitation and another. Any limitations are stated in the Supplemental Application for this benefit and will prevail without change until the time of a step-up. We reserve the right to change the investment limitations applicable to your Annuity at the time of a step-up. Any changes will first be approved by the Superintendent of Insurance. Any transfers resulting from our implementing or changing any investment limitations will not be counted in determining the number of free transfers made during an Annuity Year.

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Charge for the Rider: The charge is applied against the daily total value of each Sub-account in which Account Value is maintained in the Annuity of which this Rider is made a part. The charge is assessed each day at the daily equivalent of the applicable rate. On the Effective Date of this Rider, the applicable rate is as shown in the Schedule Supplement. Upon any step-up, we may increase the charge to that then applicable to new annuity purchasers of the same class of Annuity. This charge does not apply on or after any date we transfer your Account Value in order to begin annuity payments. Any charges in excess of the variable Sub-account balances will be waived.

Designations: If you are a natural person, you must be named as the Annuitant. Any provision in the Annuity of which this Rider is made a part that provides for naming more than one Annuitant is hereby deleted. Continuation of this Rider after any changes to the Owner/Participant or Annuitant designation is only permitted with our consent. The term "Owner" may be referred to as "Participant" in your Annuity. For simplicity, the Participant is referred to as Owner in this Rider.

Proof of Survival: Any Guarantee Payment is subject to evidence satisfactory to us that the Annuitant is then alive. We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the Annuitant's death. We credit interest on such withheld Guarantee Payments at the rate required by law. Should we subsequently determine the withheld Guarantee Payments are payable, we pay the withheld Guarantee Payments and interest credited in a lump sum.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative or other person if you are deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments: We may recover from you or your estate any Guarantee Payments made after the death of the Annuitant.

Termination of Benefits: Benefits pursuant to this Rider terminate upon the first to occur of the following events:

     (1) we process a termination of this Rider. If your Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect unless you instruct us otherwise;

     (2)  the date of the Annuitant's death;

     (3) if Account Value remains on the Annuity Date, the Annuity Date, or if earlier, the date we transfer all Account Value in order to begin annuity payments;

     (4) the Account Value is depleted and there is no Annual Income Amount due in subsequent Annuity Years, no Withdrawal Amount due in subsequent years, or no Protected Value; or

     (5) we process a request to change the Owner/Participant or Annuitant of the Annuity if we do not then consent to continue the Rider.


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY


                             /s/ CLIFFORD E. KIRSCH
                      [__________________________________]
                                    Secretary